Exhibit 99.1
Enphase Energy Reports Financial Results for the First Quarter of 2024
FREMONT, Calif., April 23, 2024 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world’s leading supplier of microinverter-based solar and battery systems, announced today financial results for the first quarter of 2024, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported quarterly revenue of $263.3 million in the first quarter of 2024, along with 46.2% for non-GAAP gross margin. We shipped 1,382,195 microinverters, or approximately 603.6 megawatts DC, and 75.5 megawatt hours of IQ® Batteries.
Financial highlights for the first quarter of 2024 are listed below:
•Quarterly revenue of $263.3 million
•GAAP gross margin of 43.9%; non-GAAP gross margin of 46.2% with net IRA benefit
•Non-GAAP gross margin of 41.0%, excluding net IRA benefit of 5.2%
•GAAP operating loss of $29.1 million; non-GAAP operating income of $39.0 million, which excludes $60.8 million of stock-based compensation and $7.3 million for amortization of intangible assets and restructuring
•GAAP net loss of $16.1 million; non-GAAP net income of $48.0 million
•GAAP diluted loss per share of $0.12; non-GAAP diluted earnings per share of $0.35
•Free cash flow of $41.8 million; ending cash, cash equivalents, and marketable securities of $1.63 billion
Our revenue and earnings for the first quarter of 2024 are provided below, compared with the prior quarter:
(In thousands, except per share and percentage data)

	GAAP			Non-GAAP
	Q1 2024	Q4 2023	Q1 2023	Q1 2024	Q4 2023	Q1 2023
Revenue	$263,339	$302,570	$726,016	$263,339	$302,570	$726,016
Gross margin	43.9%	48.5%	45.0%	46.2%	50.3%	45.7%
Operating expenses	$144,607	$156,893	$158,708	$82,587	$86,551	$98,375
Operating income (loss)	$(29,099)	$(10,231)	$167,663	$38,994	$65,587	$233,562
Net income (loss)	$(16,097)	$20,919	$146,873	$47,956	$73,474	$192,319
Basic EPS	$(0.12)	$0.15	$1.07	$0.35	$0.54	$1.41
Diluted EPS	$(0.12)	$0.15	$1.02	$0.35	$0.54	$1.37

Total revenue for the first quarter of 2024 was $263.3 million, compared to $302.6 million in the fourth quarter of 2023. Our revenue in the United States for the first quarter of 2024 decreased approximately 34%, compared to the fourth quarter of 2023. Our revenue in Europe increased approximately 70%, compared to the fourth quarter of 2023. The decline in revenue for the first quarter of 2024 compared to the fourth quarter of 2023 was the result of seasonality and a further softening in U.S. demand, while we continued to reduce shipments to manage channel inventory.
Our non-GAAP gross margin was 46.2% in the first quarter of 2024, compared to 50.3% in the fourth quarter of 2023, primarily driven by lower net IRA benefit. Our non-GAAP gross margin, excluding net IRA benefit, was 41.0% in the first quarter of 2024, compared to 41.8% in the fourth quarter of 2023, primarily driven by lower volume. Our non-GAAP operating expenses were $82.6 million in the first quarter of 2024, compared to $86.6 million in the fourth quarter of 2023. Our non-GAAP operating income was $39.0 million in the first quarter of 2024, compared to $65.6 million in the fourth quarter of 2023.

We exited the first quarter of 2024 with $1.63 billion in cash, cash equivalents, and marketable securities and generated $49.2 million in cash flow from operations in the first quarter of 2024. Our capital expenditures were $7.4 million in the first quarter of 2024, compared to $20.1 million in the fourth quarter of 2023. Capital expenditure requirements decreased due to a reduction in our U.S. manufacturing spending.
In the first quarter of 2024, we repurchased 332,735 shares of our common stock at an average price of $126.21 per share for a total of approximately $42.0 million. We also spent approximately $60.0 million dollars by withholding shares to cover taxes for employee stock vesting and options in the first quarter of 2024 that reduced the diluted shares by 480,735 shares.
We are now shipping IQ8P™ Microinverters with peak output AC power of 480 W for the small-commercial market in North America, and grid-tied residential applications in South Africa, Mexico, Brazil, India, Thailand, the Philippines, France, and Spain. We currently ship IQ8™ Microinverters into 24 countries worldwide.
We shipped 75.5 megawatt hours of IQ Batteries in the first quarter of 2024. We now ship our third generation of IQ Batteries, the IQ® Battery 5P™, to the United States, Puerto Rico, Australia, the United Kingdom, and Italy. More than 4,900 installers worldwide are certified to install our IQ Batteries.
During the first quarter of 2024, we shipped approximately 506,000 microinverters from our contract manufacturing facilities in the United States that qualified for 45X production tax credits. Once fully ramped, we expect to have a global capacity of approximately 7.25 million microinverter units per quarter, of which 5 million units of capacity will be in the United States.
BUSINESS HIGHLIGHTS
On April 22, 2024, Enphase Energy announced a new strategic relationship with Octopus Energy Group, a global energy and tech company, focused on deploying Enphase IQ8 Microinverters and IQ Battery 5P in the United Kingdom.
On April 18, 2024, Enphase Energy announced the launch of the IQ® Combiner Lite in the Netherlands to simplify installation and commissioning of small-scale solar installations on homes categorized as “social housing,” where rent is capped by the Dutch government to increase accessibility for people with low incomes.
On April 11, 2024, Enphase Energy announced the launch of Enphase Power Control software that can integrate with the Enphase® Energy System™ in North America, enabling Enphase Power Control to dynamically control the power produced by an Enphase Energy System.
On April 2, 2024, Enphase Energy announced that it started shipping IQ8P Microinverters, with a peak output AC power of 480 W, in France and Spain to support newer, high-powered solar modules.
On March 28, 2024, Enphase Energy announced that it started shipping IQ8P Microinverters, with a peak output AC power of 480 W, in Thailand and the Philippines to support newer, high-powered solar modules.
On March 7, 2024, Enphase Energy announced an expanded strategic relationship with Semper Solaris focused on deploying Enphase’s IQ8 Microinverters and the IQ Battery 5P.
On Feb. 26, 2024, Enphase Energy announced that it started shipping the IQ Battery 5P and IQ8 Microinverters, to customers in Italy.
On Feb. 20, 2024, Enphase Energy announced key improvements and new features for Solargraf®, its cloud-based design, proposal, and permitting software platform which is used by solar installers to create system proposals and design documents for residential and commercial customers.
On Feb. 14, 2024, Enphase Energy applauded the Dutch Senate’s decision on Feb. 13, 2024 to provide certainty for the solar energy market in the Netherlands by rejecting a bill that would have phased out net energy metering (NEM).

SECOND QUARTER 2024 FINANCIAL OUTLOOK
For the second quarter of 2024, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $290.0 million to $330.0 million, which includes shipments of 100 to 120 megawatt hours of IQ Batteries
•GAAP gross margin to be within a range of 42.0% to 45.0% with net IRA benefit
•Non-GAAP gross margin to be within a range of 44.0% to 47.0% with net IRA benefit and 39.0% to 42.0% excluding net IRA benefit. Non-GAAP gross margin excludes stock-based compensation expense and acquisition related amortization
•Net IRA benefit to be within a range of $14.0 million to $17.0 million based on estimated shipments of 500,000 units of U.S. manufactured microinverters
•GAAP operating expenses to be within a range of $134.0 million to $138.0 million
•Non-GAAP operating expenses to be within a range of $78.0 million to $82.0 million, excluding $56.0 million estimated for stock-based compensation expense and acquisition related amortization, and restructuring and asset impairment charges
For 2024, GAAP and non-GAAP annualized effective tax rate with IRA benefit, excluding discrete items, is expected to be within a range of 17.0% to 19.0%.
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Use of non-GAAP Financial Measures
Enphase Energy has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by Enphase Energy include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share (basic and diluted), net IRA benefit, and free cash flow.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Enphase Energy’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Enphase Energy uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase Energy believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of Enphase Energy’s current operating performance and a comparison to its past operating performance:

Stock-based compensation expense. Enphase Energy excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by Enphase Energy’s stock price at the time of an award over which management has limited to no control.
Acquisition related expenses and amortization. This item represents expenses incurred related to Enphase Energy’s business acquisitions, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of Enphase Energy’s ongoing financial performance.
Restructuring and asset impairment charges. Enphase Energy excludes restructuring and asset impairment charges due to the nature of the expenses being unusual and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for cash-based severance costs and asset write-downs of property and equipment and acquired intangible assets, and other contract termination costs resulting from restructuring initiatives.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for Enphase Energy except in the period the financing was secured and such amortization expense is not reflective of Enphase Energy’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to Enphase Energy’s GAAP tax provision or benefit to exclude the income tax effects of GAAP adjustments such as stock-based compensation, amortization of purchased intangibles, and other non-recurring items that are not reflective of Enphase Energy ongoing financial performance.
Non-GAAP net income per share, diluted. Enphase Energy excludes the dilutive effect of in-the-money portion of convertible senior notes as they are covered by convertible note hedge transactions that reduce potential dilution to our common stock upon conversion of the Notes due 2025, Notes due 2026, and Notes due 2028, and includes the dilutive effect of employee’s stock-based awards and the dilutive effect of warrants. Enphase Energy believes these adjustments provide useful supplemental information to the ongoing financial performance.
Net IRA benefit. This item represents the advanced manufacturing production tax credit (“AMPTC”) from the IRA for manufacturing microinverters in the United States, partially offset by the incremental manufacturing cost incurred in the United States relative to manufacturing in Mexico, India, and China. The AMPTC is accounted for by Enphase Energy as an income-based government grants that reduces cost of revenues in the consolidated statements of operations.
Free cash flow. This item represents net cash flows from operating activities less purchases of property and equipment.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its first quarter 2024 results and second quarter 2024 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (833) 634-5018. A live webcast of the conference call will also be accessible from the “Investor Relations” section of Enphase Energy’s website at https://investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (877) 344-7529; replay access code 9400626, beginning approximately one hour after the call.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to its second quarter of 2024 financial outlook, including revenue, shipments of IQ Batteries by megawatt hours, gross margin with net IRA benefit and excluding net IRA benefit, estimated shipments of U.S. manufactured microinverters, operating expenses, and annualized effective tax rate with IRA benefit; its expectations regarding the expected net IRA benefit; its expectations about the global capacity of microinverter units per quarter; its expectations on the timing of the introduction of new products into new countries globally; and the capabilities, advantages, features, and performance of its technology and products. These forward-looking statements are based on Enphase Energy’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in its most recently filed Annual Report on Form 10-K and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at https://investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power—and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped approximately 75 million microinverters, and over 4.1 million Enphase-based systems have been deployed in more than 150 countries. For more information, visit https://enphase.com.
© 2024 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, IQ8, Solargraf, and certain other marks listed at https://enphase.com/trademark-usage-guidelines are trademarks or service marks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Zach Freedman
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net revenues	$263,339	$302,570	$726,016
Cost of revenues	147,831	155,908	399,645
Gross profit	115,508	146,662	326,371
Operating expenses:
Research and development	54,211	55,291	57,129
Sales and marketing	53,307	53,409	64,621
General and administrative	35,182	33,379	36,265
Restructuring and asset impairment charges	1,907	14,814	693
Total operating expenses	144,607	156,893	158,708
Income (loss) from operations	(29,099)	(10,231)	167,663
Other income, net
Interest income	19,709	20,493	13,040
Interest expense	(2,196)	(2,268)	(2,156)
Other income, net	87	4,233	426
Total other income, net	17,600	22,458	11,310
Income (loss) before income taxes	(11,499)	12,227	178,973
Income tax (provision) benefit	(4,598)	8,692	(32,100)
Net income (loss)	$(16,097)	$20,919	$146,873
Net income (loss) per share:
Basic	$(0.12)	$0.15	$1.07
Diluted	$(0.12)	$0.15	$1.02
Shares used in per share calculation:
Basic	135,891	136,092	136,689
Diluted	135,891	139,205	145,986

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$253,652	$288,748
Marketable securities	1,375,941	1,406,286
Accounts receivable, net	364,364	445,959
Inventory	207,893	213,595
Prepaid expenses and other assets	100,721	88,930
Total current assets	2,302,571	2,443,518
Property and equipment, net	158,303	168,244
Operating lease, right of use asset, net	19,875	19,887
Intangible assets, net	62,625	68,536
Goodwill	213,625	214,562
Other assets	214,119	215,895
Deferred tax assets, net	261,862	252,370
Total assets	$3,232,980	$3,383,012
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$71,751	$116,164
Accrued liabilities	234,391	261,919
Deferred revenues, current	119,821	118,300
Warranty obligations, current	30,868	36,066
Debt, current	97,264	—
Total current liabilities	554,095	532,449
Long-term liabilities:
Deferred revenues, non-current	359,300	369,172
Warranty obligations, non-current	146,296	153,021
Other liabilities	51,962	51,008
Debt, non-current	1,198,604	1,293,738
Total liabilities	2,310,257	2,399,388
Total stockholders’ equity	922,723	983,624
Total liabilities and stockholders’ equity	$3,232,980	$3,383,012

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Cash flows from operating activities:
Net income (loss)	$(16,097)	$20,919	$146,873
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,137	20,841	16,591
Net amortization (accretion) of premium (discount) on marketable securities	2,825	(2,950)	(7,548)
Provision (benefit) for doubtful accounts	(130)	(129)	180
Asset impairment	332	9,700	—
Non-cash interest expense	2,132	2,126	2,034
Net gain from change in fair value of debt securities	(942)	(2,670)	(1,744)
Stock-based compensation	60,833	55,222	59,655
Deferred income taxes	(8,292)	(5,053)	(16,181)
Changes in operating assets and liabilities:
Accounts receivable	77,359	105,771	(79,529)
Inventory	5,702	(39,481)	(855)
Prepaid expenses and other assets	(10,897)	(2,401)	(21,457)
Accounts payable, accrued and other liabilities	(66,284)	(139,277)	82,540
Warranty obligations	(11,923)	221	14,588
Deferred revenues	(5,554)	12,611	51,085
Net cash provided by operating activities	49,201	35,450	246,232
Cash flows from investing activities:
Purchases of property and equipment	(7,371)	(20,075)	(22,476)
Purchases of marketable securities	(472,268)	(337,757)	(695,387)
Maturities and sale of marketable securities	497,373	433,869	354,333
Net cash provided by (used in) investing activities	17,734	76,037	(363,530)
Cash flows from financing activities:
Partial settlement of convertible notes	(2)	—	—
Repurchase of common stock	(41,996)	(99,998)	—
Proceeds from issuance of common stock under employee equity plans	1,186	12,555	40
Payment of withholding taxes related to net share settlement of equity awards	(60,042)	(27,546)	(71,845)
Net cash used in financing activities	(100,854)	(114,989)	(71,805)
Effect of exchange rate changes on cash and cash equivalents	(1,177)	2,175	1,904
Net decrease in cash and cash equivalents	(35,096)	(1,327)	(187,199)
Cash and cash equivalents—Beginning of period	288,748	290,075	473,244
Cash and cash equivalents —End of period	$253,652	$288,748	$286,045

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Gross profit (GAAP)	$115,508	$146,662	$326,371
Stock-based compensation	4,182	3,582	3,669
Acquisition related amortization	1,891	1,894	1,897
Gross profit (Non-GAAP)	$121,581	$152,138	$331,937

Gross margin (GAAP)	43.9%	48.5%	45.0%
Stock-based compensation	1.6	1.2	0.5
Acquisition related amortization	0.7	0.6	0.2
Gross margin (Non-GAAP)	46.2%	50.3%	45.7%

Operating expenses (GAAP)	$144,607	$156,893	$158,708
Stock-based compensation (1)	(56,651)	(51,640)	(55,986)
Acquisition related expenses and amortization	(3,462)	(3,888)	(3,654)
Restructuring and asset impairment charges	(1,907)	(14,814)	(693)
Operating expenses (Non-GAAP)	$82,587	$86,551	$98,375

(1) Includes stock-based compensation as follows:
Research and development	$24,550	$23,839	$21,478
Sales and marketing	18,178	16,472	21,419
General and administrative	13,923	11,329	13,089
Total	$56,651	$51,640	$55,986

Income (loss) from operations (GAAP)	$(29,099)	$(10,231)	$167,663
Stock-based compensation	60,833	55,222	59,655
Acquisition related expenses and amortization	5,353	5,782	5,551
Restructuring and asset impairment charges	1,907	14,814	693
Income from operations (Non-GAAP)	$38,994	$65,587	$233,562

Net income (loss) (GAAP)	$(16,097)	$20,919	$146,873
Stock-based compensation	60,833	55,222	59,655
Acquisition related expenses and amortization	5,353	5,782	5,551
Restructuring and asset impairment charges	1,907	14,814	693
Non-cash interest expense	2,132	2,126	2,034
Non-GAAP income tax adjustment	(6,172)	(25,389)	(22,487)
Net income (Non-GAAP)	$47,956	$73,474	$192,319

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net income (loss) per share, basic (GAAP)	$(0.12)	$0.15	$1.07
Stock-based compensation	0.45	0.40	0.44
Acquisition related expenses and amortization	0.04	0.08	0.04
Restructuring and asset impairment charges	0.01	0.11	0.01
Non-cash interest expense	0.02	0.02	0.01
Non-GAAP income tax adjustment	(0.05)	(0.22)	(0.16)
Net income per share, basic (Non-GAAP)	$0.35	$0.54	$1.41

Shares used in basic per share calculation GAAP and Non-GAAP	135,891	136,092	136,689

Net income (loss) per share, diluted (GAAP)	$(0.12)	$0.15	$1.02
Stock-based compensation	0.44	0.39	0.43
Acquisition related expenses and amortization	0.04	0.08	0.04
Restructuring and asset impairment charges	0.01	0.10	0.01
Non-cash interest expense	0.02	0.01	0.02
Non-GAAP income tax adjustment	(0.04)	(0.19)	(0.15)
Net income per share, diluted (Non-GAAP) (2)	$0.35	$0.54	$1.37

Shares used in diluted per share calculation GAAP	135,891	139,205	145,986
Shares used in diluted per share calculation Non-GAAP	136,730	137,187	140,658

Income-based government grants (GAAP)	$18,617	$32,887	$—
Incremental cost for manufacturing in U.S.	(4,882)	(7,112)	—
Net IRA benefit (Non-GAAP)	$13,735	$25,775	$—

Net cash provided by operating activities (GAAP)	$49,201	$35,450	$246,232
Purchases of property and equipment	(7,371)	(20,075)	(22,476)
Free cash flow (Non-GAAP)	$41,830	$15,375	$223,756

(2)    Calculation of non-GAAP diluted net income per share for the three months ended March 31, 2023 excludes convertible Notes due 2023 interest expense, net of tax of less than $0.1 million from non-GAAP net income.